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                                                                    EXHIBIT 12.1

                           SIMON PROPERTY GROUP, L.P.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)

                                      FOR THE SIX MONTHS ENDED
                                               JUNE 30,                              FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------------   ------------------------------------------------------------------
                                          2004         2003          2003          2002          2001          2000         1999
                                      -----------   ----------   -----------   -----------   -----------   -----------   ----------
EARNINGS:
    Pre-tax income from continuing
      operations                      $   188,316   $  186,365   $   456,230   $   540,860   $   281,196   $   352,709   $  291,138

    Add:
       Pre-tax income from 50% or
         greater than 50% owned
         unconsolidated entities           19,226       30,108        60,614        46,633        62,611        51,799       56,378

       Minority interest in income of
         majority owned subsidiaries        4,681        2,419         7,277        10,498        10,715        10,725       10,719

       Distributed income from less
         than 50% owned
         unconsolidated entities           19,699       19,049        42,939        37,811        51,740        45,948       30,169

       Amortization of capitalized
         interest                           1,233          965         1,845         1,872         1,702         1,323          724

    FIXED CHARGES                         355,632      346,931       691,885       682,900       699,751       735,662      660,121
    Less:
       Income from unconsolidated
         entities                         (36,908)     (47,336)     (101,093)      (77,389)      (67,291)      (57,328)     (44,926)

       Interest capitalization             (6,976)      (4,936)      (10,916)       (5,507)      (10,325)      (18,513)     (23,759)

                                      -----------   ----------   -----------   -----------   -----------   -----------   ----------
EARNINGS                              $   544,903   $  533,565   $ 1,148,781   $ 1,237,678   $ 1,030,099   $ 1,122,325   $  980,564
                                      -----------   ----------   -----------   -----------   -----------   -----------   ----------

Fixed Charges:
    Portion of rents representative
      of the interest factor                3,259        2,501         5,602         4,350         4,932         4,951        4,901

    Interest on indebtedness
       (including amortization
         of debt expense)                 345,397      339,494       675,367       673,043       684,494       712,198      631,461

    Interest capitalized                    6,976        4,936        10,916         5,507        10,325        18,513       23,759

                                      -----------   ----------   -----------   -----------   -----------   -----------   ----------
FIXED CHARGES                         $   355,632   $  346,931   $   691,885   $   682,900   $   699,751   $   735,662   $  660,121
                                      -----------   ----------   -----------   -----------   -----------   -----------   ----------

RATIO OF EARNINGS TO FIXED CHARGES           1.53x        1.54x         1.66x         1.81x         1.47x         1.53x        1.49x
                                      ===========   ==========   ===========   ===========   ===========   ===========   ==========

For purposes of calculating the ratio of earnings to fixed charges, "earnings" have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and our share of income (loss) from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our joint ventures where no preference in favor of the other owners of the joint venture exists. "Fixed charges" consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issue costs.

The computation of ratio of earnings to fixed charges has been restated to comply with FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which requires the operating results of the properties sold in the current year to be reclassified to discontinued operations and requires restatement of previous years' operating results of the properties sold to discontinued operations.